[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

March 27, 2012

Terex Corporation
200 Nyala Farm Road
Westport, CT 06880

Ladies & Gentlemen:

We are acting as special counsel to Terex Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-170429), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance by the Company of $300,000,000 aggregate principal amount of 6.50% Senior Notes due April 1, 2020 (the “Notes”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
The Notes are issuable under a senior debt indenture, dated July 20, 2007 (the “Base Indenture”) attached as Exhibit 4.1 to the Registration Statement, as supplemented by the supplemental indenture, dated June 3, 2009 (the “First Supplemental Indenture”), the supplemental indenture, dated February 7, 2011 (the “Second Supplemental Indenture”), and the supplemental indenture, dated March 27, 2012, by and between the Company, the guarantors named therein (the “Guarantors”) and HSBC Bank USA, National Association, as trustee (the “Trustee”) (the “Third Supplemental Indenture”, together with the Base Indenture, the “Indenture”).
For purposes of this opinion, (i) the “Underwriting Agreement” means the Underwriting Agreement related to the Notes, dated March 22, 2012, between the Company, the Guarantors and the several underwriters party thereto (collectively, the “Underwriters”), (ii) the “Prospectus” means the base prospectus, dated April 8, 2011, contained in the Registration Statement, and (iii) the “Prospectus Supplements” means the final prospectus supplement, dated March 22, 2012, to the Prospectus related to the Notes.
In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received

Terex Corporation	March 27, 2012

such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Underwriting Agreement;

(b)	the Indenture; and

(c)	a specimen form of the Notes.

The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the “Documents.”
In all such examinations, we have assumed the legal capacity of all natural persons executing the Documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic, photostatic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials and officers or other appropriate representatives of the Company and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.
We have assumed, for purposes of the opinions expressed herein, that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) the parties to the Documents other than the Company have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto; (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinions below as to the Company), enforceable against such parties in accordance with its terms; (v) the Notes and have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Underwriting Agreement; (vi) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto; and (vii) the Notes conform to the specimen thereof examined by us.
Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.
The Notes and the related guarantees offered thereby by the Guarantors (the “Guarantees”), when paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of

Terex Corporation	March 27, 2012

the Company and the Guarantors, as the case may be.

We express no opinion as to:
(i)    the validity, binding effect or enforceability of any provision of the Notes or the Indenture relating to indemnification, contribution or exculpation;
(ii)    the legality, validity, binding effect or enforceability of any provision of the Notes or the Indenture containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of the Agreements to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions)
(iii)    the validity, binding effect or enforceability of any provision of the Documents related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, or (III) waivers of any rights to trial by jury;
(iv)    the legality, validity, binding effect or enforceability of any provision of the Notes or the Indenture specifying that provisions thereof may be modified or waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;
(v)    any provision of the Documents purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and
(vi)    any provision of the Documents which may be construed to be in the nature of a penalty.
We express no opinion as to the validity or binding effect of any provision of any agreement purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.
The opinions set forth above are subject to the following qualifications:

Terex Corporation	March 27, 2012

(i)    applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors' rights and remedies generally;
(ii)    general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and
(iii)    the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors' rights and remedies generally.
The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.
The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the applicable provisions of the DGCL and the Constitution of the State of Delaware, in each case as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL and the Constitution of the State of Delaware, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the Prospectus and “Legal Matters” in each of the Prospectus Supplements. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Fried, Frank, Harris, Shriver & Jacobson LLP